Prospectus Supplement No. 1                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 6, 2001)        Commission File No. 333-68278


                         AMERISOURCEBERGEN CORPORATION

                         AMERISOURCE HEALTH CORPORATION

    $300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due
       December 2007 and 5,663,730 Shares of Common Stock Issuable Upon
                            Conversion of the Notes

This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes Due December 1, 2007 of AmerisourceBergen Corporation and AmeriSource Health Corporation and the shares of common stock, $.01 par value per share, of AmerisourceBergen Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 6, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                 Amount of                          Shares of
                                   Notes                              Common
                                  Owned         Amount of           Stock Owned         Shares
                                  Before        Notes that            Before          that May be
          Name                    Offering      May be Sold           Offering            Sold
------------------------------   ------------   --------------      ------------     ------------
Bear, Stearns & Company,
 Inc.........................      $6,500,000       $6,500,000            0            122,714
Bear, Stearns Securities
   Corp......................      $        0       $        0            0                  0
Conseco Fund Group -
   Conseco Convertible
   Securities Fund...........      $  500,000       $  500,000            0              9,440

                          ___________________________

The securities offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 9 of the prospectus.

                          ___________________________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Date of this Prospectus Supplement is October 9, 2001.